SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 5, 2002

PARADYNE NETWORKS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26485	75-2658219
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8545 126th Avenue North
Largo, Florida 33773
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (727) 530-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

Paradyne Networks, Inc. (“Paradyne”) is filing this Current Report on Form 8-K/A to amend Paradyne’s Current Report on Form 8-K dated March 5, 2002 (filed on March 19, 2002) to include the required financial statements pursuant to Item 7(a)(4) and Item 7(b)(2) of Form 8-K:

(a)  Financial Statements of Business Acquired

The following financial statements of Elastic Networks Inc. are filed herewith:

2

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Elastic Networks Inc.:

We have audited the accompanying balance sheets of Elastic Networks Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 18 to the financial statements, the Company and Paradyne Networks, Inc. announced on December 27, 2001 that a definitive merger agreement was approved by both Boards of Directors of each company. Such merger is subject to regulatory approval and affirmative stockholders’ votes by both companies.

/s/    DELOITTE & TOUCHE LLP

Atlanta, Georgia
January 30, 2002

ELASTIC NETWORKS INC.

BALANCE SHEETS
(in thousands, except share data)
	December 31,
	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$7,279	$48,195
Short-term investments	10,135	20,396
Restricted cash	7,892	—
Accounts receivable, net of allowance for doubtful accounts of $23 and $90	3,303	8,063
Inventories	5,881	6,467
Note receivable		2,951
Other current assets	1,083	1,655

Total current assets	35,573	87,727
Property and equipment, net	2,864	3,375
Other assets	237	251

Total assets	$38,674	$91,353

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,379	$10,891
Accrued liabilities	8,077	2,341
Deferred revenues	721	926
Capital lease obligations	196	216

Total current liabilities	12,373	14,374
Capital lease obligations, long-term	74	305
Deferred revenues, long-term	—	712
Other liabilities, long-term	301	—

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01; 25,000,000 shares authorized, no shares issued and outstanding
Common stock, par value $0.01; 100,000,000 shares authorized; 31,524,351 and 31,329,470 shares issued and outstanding at December 31, 2001 and 2000, respectively	315	313
Additional paid-in capital	132,729	129,802
Deferred stock compensation	—	(2,978)
Accumulated deficit	(107,170)	(51,175)
Accumulated other comprehensive income	52	—

Total stockholders’ equity	25,926	75,962

Total liabilities and stockholders’ equity	$38,674	$91,353

See notes to financial statements.

ELASTIC NETWORKS INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	Year Ended December 31,
	2001	2000	1999
Revenues	$24,338	$40,152	$8,215
Cost of revenues	19,864	36,246	14,290

Charges related to excess inventory on hand and on order and restructuring charges	23,998	—	—

Gross profit (loss)	(19,524)	3,906	(6,075)
Operating expenses:(1)
Sales and marketing	12,688	14,867	5,194
Research and development	12,190	11,740	7,462
General and administrative	13,590	16,485	2,174

Total operating expenses	38,468	43,092	14,830

Operating loss	(57,992)	(39,186)	(20,905)
Other income, net(2)	1,997	320	174

Net loss	(55,995)	(38,866)	(20,731)
Accretion of Series A preferred stock	—	(405)	(333)

Net loss attributable to common stockholders	$(55,995)	$(39,271)	$(21,064)

Basic and diluted net loss per common share	$(1.78)	$(1.94)	$(1.26)

Weighted-average shares used in computing basic and diluted net loss per common share	31,476	20,208	16,671

(1)
Includes $3.9 million of restructuring charges and additional accruals for uncollectible accounts for the year ended December 31, 2001. Includes noncash stock-based compensation expense of $5.6 million, $12.4 million, and $0.1 million for the years ended December 31, 2001, 2000, and 1999, respectively.

(2)	Includes noncash stock-based financing expenses of $0.7 million for the year ended December 31, 2000.

See notes to financial statements.

ELASTIC NETWORKS INC.

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share data)
	Common Stock		Additional Paid-In Capital	Deferred Stock Compensation	Accumulated Income (Deficit)	Accumulated Other Comprehensive Income	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at December 31, 1998	1	$—	$—	$—	$(3,521)	$—	$(3,521)
Net loss					(20,731)		(20,731)
Issuance of common stock to Nortel Networks	15,384,614	154					154
Additional paid-in capital from Series A preferred shares issuance (less note receivable of $463)			2,644				2,644
Change in shareholder’s net investment					11,943		11,943
Employee stock options exercised	1,331	—	4				4
Compensation related to nonemployee stock options			42				42
Issuance of 12,439 stock warrants for consulting services			14				14
Accretion to redemption value on Series A preferred stock			(333)				(333)
Deferred stock compensation			513	(513)			—
Amortization of deferred stock compensation				69			69

Balance at December 31, 1999	15,385,946	154	2,884	(444)	(12,309)	—	(9,715)
Net loss					(38,866)		(38,866)
Common stock issued in initial public offering, net	6,800,000	68	80,210				80,278
Additional common stock issued upon conversion of Series A convertible preferred stock in conjunction with initial public offering	1,285,527	13	(13)				—
Conversion of Series A preferred stock in conjunction with initial public offering	3,876,923	39	10,058				10,097
Conversion of Series B preferred stock in conjunction with initial public offering	3,922,463	39	20,864				20,903
Employee stock options exercised	58,611	—	122				122
Compensation related to nonemployee stock options			1,786				1,786
Issuance of 102,460 stock warrants for bridge loans			657				657
Accretion to redemption value on Series A preferred stock			(405)				(405)
Deferred stock compensation			3,212	(3,212)			—
Amortization of deferred stock compensation				678			678
Payment of note receivable attributable to Series A preferred shares issuance			463				463
Nortel Networks options payout			9,964				9,964

Balance at December 31, 2000	31,329,470	313	129,802	(2,978)	(51,175)	—	75,962
Net loss					(55,995)		(55,995)
Employee stock options exercised	156,540	2	322				324
Deferred stock compensation			(829)	829			—
Amortization of deferred stock compensation			(283)	557			274
Compensation related to nonemployee stock options			364				364
Employee purchases of stock through Employee Stock Purchase Plan	38,341	—	60				60
Termination of stock option plans				1,592			1,592
Nortel Networks options payout			3,322				3,322
Other comprehensive income—unrealized investment gain						52	52
Other			(29)				(29)

Balance at December 31, 2001	$31,524,351	$315	$132,729	$—	$(107,170)	$52	$25,926

See notes to financial statements.

ELASTIC NETWORKS INC.

STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2001	2000	1999
Cash flows from operating activities:
Net loss	$(55,995)	$(38,866)	$(20,731)
Adjustments to reconcile net loss to net cash used in operating activities:
Charges related to excess inventory on hand and on order, note receivable write-off, and restructuring charges	27,873	—	—
Depreciation and amortization	1,905	839	353
Loss on disposal of fixed assets	49	—	—
Amortization of deferred stock compensation, net of forfeitures	1,866	678	69
Nortel Networks options payout	3,322	9,964	—
Issuance of common stock options and warrants	364	2,443	56
Changes in assets and liabilities:
Restricted cash	(7,892)	—	—
Accounts receivable	4,760	(6,493)	(1,530)
Inventories	(14,714)	(5,708)	(231)
Accounts payable	(7,512)	3,873	5,550
Accrued liabilities	(3,976)	324	612
Deferred revenues	(917)	(95)	(650)
Note receivable	870	(2,951)	—
Other	591	(1,707)	(97)

Net cash used in operating activities	(49,406)	(37,699)	(16,599)

Cash flows from investing activities:
Purchases of property and equipment	(1,958)	(2,329)	(380)
Proceeds from sale of short-term investments	42,898	113,192	81,626
Purchases of short-term investments	(32,585)	(131,838)	(83,376)
Other	—	—	(102)

Net cash provided by (used in) investing activities	8,355	(20,975)	(2,232)

Cash flows from financing activities:
Cash proceeds from issuance of preferred stock	—	20,903	10,760
Cash proceeds from issuance of common stock	384	80,278	—
Transfers from shareholder	—	—	11,943
Payment of note receivable attributable to Series A preferred shares issuance	—	1,994	—
Payments of capital lease obligations	(220)	(158)	(13)
Other	(29)	(11)	4

Net cash provided by financing activities	135	103,006	22,694

Net (decrease) increase in cash and cash equivalents	(40,916)	44,332	3,863
Cash and cash equivalents at beginning of period	48,195	3,863	—

Cash and cash equivalents at end of period	$7,279	$48,195	$3,863

Supplemental schedule of investing and financing activities:
Cash paid during the period for interest	$66	$98	$2

Issuance of stock options and warrants to nonemployees	$364	$2,443	$52

Capital lease additions	$8	$534	$158

Redeemable convertible participating preferred stock issued for notes receivable, net of discount of $134			$1,860

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS
(in thousands except share and per share data)

1.    BACKGROUND AND BASIS OF PRESENTATION

Background—On January 1, 1997, Nortel Networks Corporation, and its subsidiary Nortel Networks Inc. (collectively “Nortel Networks”), established the Elastic Networks Group (the “Division”) to develop technology and products to provide high–speed access over copper wire infrastructure.

Nortel Networks created a separate company, Elastic Networks Inc. (the “Company”) that was incorporated on September 22, 1998 and operated as a wholly owned subsidiary of Nortel Networks. At the close of business on May 12, 1999, Nortel Networks transferred to the Company certain of the assets and liabilities, intellectual property rights, licenses, and contracts of the Division of Nortel Networks (the “Separation”). The Division’s assets and liabilities, intellectual property rights, licenses and contracts were transferred to the Company at their historical cost, which was the carrying value on the books of Nortel Networks. In exchange, Nortel Networks received 15,384,614 shares of the Company’s common stock. At the close of business on May 12, 1999, the Company sold 3,876,923 shares of its Series A preferred stock in a private placement for proceeds totaling $12.6 million. On February 14, 2000, the Company also issued 3,922,463 shares of its Series B preferred stock in a private placement for proceeds totaling $20.9 million.

The Company’s registration statement on Form S–1 (Registration No. 333–40500) initially filed for its initial public offering on June 29, 2000 pursuant to the Securities Act of 1933, as amended, became effective on September 28, 2000. On October 4, 2000, the Company completed its initial public offering. Initial public offering proceeds from the issuance of 6.8 million shares at $13.00 per share to the Company were $80.3 million, net of aggregate expenses. The Company used $6.0 million of the net proceeds from the initial public offering to repay borrowings made under two secured promissory notes issued on August 4, 2000 (see Note 10).

Basis of Presentation—These financial statements have been prepared for the purpose of presenting the balance sheets of the Company as of December 31, 2001 and 2000, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2001. Prior to May 12, 1999, the historical results of operations represent the operations of the Division transferred to the Company from Nortel Networks in the Separation. These historical results of the Division present the financial position of the Division as a separate reporting entity independent of Nortel Networks and its subsidiaries, as if the Division was a stand–alone entity prior to May 12, 1999.

The 2001, 2000 and 1999 financial statements have been prepared using the historical basis of the assets and liabilities and the historical results of operations related to the Company’s business. Changes in stockholders’ net investment in 1999 represent Nortel Networks’ contribution of its net investment after giving effect to the net loss of the Division and net cash transfers to or from the Division.

The financial statements, presented here for comparative purposes, include certain Nortel Networks corporate costs that were allocated to the Division using procedures deemed appropriate for the nature of the expenses involved. The procedures utilized various allocation bases such as invested

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

net assets, number of employees and related payroll costs, and direct effort expended. The allocated Nortel Networks corporate costs included centralized legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing, engineering, and other Nortel Networks corporate services costs. Such costs were $0.3 million for the period from January 1, 1999 through May 12, 1999. Since the Separation, Nortel Networks continued to provide certain corporate services to the Company until its initial public offering. From May 12, 1999 to December 31, 1999, fees of $0.1 million were charged for such services and were based on Nortel Networks’ internal usage–based–fee structure where applicable or Nortel Networks’ direct cost of services including total compensation and out–of–pocket expenses. Management believes that the allocations were made on a reasonable basis; however, the allocations are not necessarily indicative of the level of expense that would have been incurred had the Company contracted with outside parties. Management did not make a study or any attempt to obtain quotations from third parties to determine what the cost of obtaining such services from third parties would have been.

Cash Balances—Prior to May 12, 1999, the Company, as a Division of Nortel Networks, participated in the Nortel Networks cash management system and, accordingly, did not maintain cash balances.

2.    SIGNIFICANT ACCOUNTING POLICIES

Management Estimates and Assumptions—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with an original maturity from date of purchase of three months or less. The carrying value of these instruments approximates fair value. The Company generally invests its excess cash in various investment–grade commercial paper, money market accounts, and debt instruments of the U.S. Treasury, government agencies, and corporations with strong credit ratings. Such investments are made in accordance with the Company’s investment policy, which establishes guidelines relative to diversification and maturities designed to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any losses on its cash and cash equivalents. Cash and cash equivalents consist of the following:

	December 31,
	2001	2000
Cash and cash equivalents:
Corporate and other nongovernment debt securities	$5,020	$45,125
Money market funds	2,259	3,070

Total	$7,279	$48,195

Short–Term Investments—Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable securities are classified as available–for–sale

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

and are carried at their fair value, with the unrealized gains and losses as a component of other comprehensive income (loss) in stockholders’ equity. Realized gains and losses on short–term investments and declines in value judged to be other-than-temporary are included in earnings and are derived using the specific identification method for determining the cost of securities. It is the Company’s intent to maintain a liquid portfolio to take advantage of investment opportunities; therefore, all securities are considered to be available–for–sale and are classified as current assets.

Restricted Cash—During the year ended December 31, 2001, the Company entered into separate agreements with two of its contract manufacturers related to the manufacturing of finished products and procurement of component parts required in the manufacturing process. As part of these agreements, the Company established $7.9 million of cash in restricted, interest-bearing accounts. In January 2002 a total of $2.9 million was paid to one manufacturer, and the restrictions on the remaining $5.0 million will expire in June 2002.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to market and credit risk consist principally of cash and cash equivalents, restricted cash, short-term investments, notes receivable, and accounts receivable. The estimated fair value of these instruments as of December 31, 2001 and 2000 approximated the carrying amount. The Company has investment policies that limit the amount of credit exposure to any one issuer and restrict placement of these investments to issuers evaluated as creditworthy. The Company maintains its cash and cash equivalents, and short–term investments, with high–quality financial institutions and investment managers. The Company performs periodic reviews of the credit standing of its investments and the financial institutions managing those investments.

The Company performs ongoing credit evaluations of its customers, and generally does not require collateral from its customers to support accounts receivable. Requests to extend significant credit to customers are reviewed and approved by senior management. The Company maintains an allowance for potential losses due to credit risk. Management believes that the reserves for losses are adequate. The following table summarizes the changes in the allowance for doubtful accounts:

	Year Ended December 31,
	2001	2000	1999
Allowance for doubtful accounts, beginning of period	$90	$250	$—
Write-offs	(998)	(413)	—
Additional provision	931	253	250

Allowance for doubtful accounts, end of period	$23	$90	$250

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company had significant receivable balances due from certain customers as a percentage of total receivables as follows:

	December 31,
	2001	2000
Company A	—	9.4%
Company B	—	26.3%
Company C	—	18.8%
Company D	—	—
Company E	17.9%	7.3%
Company F	60.0%	—

The following individual customers accounted for 10% or more of total revenues:

	Year Ended December 31,
	2001		2000		1999
Company A	$13,571	55.8%	$4,765	11.9%	$3,267	39.8%
Company B	—	—	9,067	22.6%	—	—
Company C	1,509	6.2%	6,750	16.8%	—	—
Company D	—	—	7,651	19.1%	3,394	41.3%
Company E	3,325	13.7%	968	2.4%	—	—
Company F	1,861	7.6%	—	—	—	—

Currently, the Company relies on contract manufacturers and some single–source suppliers of materials for certain product components. As a result, should the Company’s current manufacturers or suppliers not produce or deliver inventory for the Company to sell on a timely basis, operating results could be adversely impacted.

Inventory—Inventory is stated at the lower of first–in, first–out cost or market. The Company provides reserves for both excessive and obsolete inventories based upon estimates of future product sales.

Property and Equipment—Property and equipment is stated at cost. Depreciation is calculated using the straight–line method over the estimated useful lives of the assets. The expected useful lives of the leasehold improvements, furniture and fixtures, vehicles, computer and telecom equipment, and software are one to seven years. Maintenance and repairs are charged to operations as incurred. Expenditures, which substantially increase an asset’s useful life, are capitalized.

Impairment of Long–Lived Assets—The Company assesses potential impairments to its long–lived assets when there is evidence that events or changes in circumstances have made recovery of the asset’s carrying value unlikely. An impairment loss based on fair value of the asset is recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The Company has identified no such impairment losses.

Warranty Reserves—The Company provides limited warranties on certain of its products for periods of up to one year. The Company recognizes warranty reserves when products are shipped based upon an estimate of total warranty costs, and such reserves are included in current liabilities.

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Revenue Recognition—The Company generally recognizes revenues upon shipment depending on contract terms and conditions if collectibility is reasonably assured, pricing is fixed and determinable, and returns are reasonably estimated. No revenues are recognized on products shipped on a trial basis until products are fully accepted by the customer. Estimated sales returns, based on historical experience by product, are recorded at the time the product revenues are recognized. Certain technology license revenues are recognized ratably over the term of the related agreement (see note 12).

Consulting services, principally, installation and training revenues are recognized as the services are completed. These services are typically performed under separate service agreements and are usually performed on a time-and-material basis. Such services primarily consist of implementation services related to the installation and deployment of the Company’s products.

Revenues are generally recognized upon shipment of the equipment. In other transactions where the Company holds the inventory but invoices the customer, the Company recognizes revenues when the following conditions are met: the equipment is complete, ready for shipment and segregated from other inventory; the Company has no further significant performance obligations in connection with the completion of the transaction; the commitment and delivery schedule is fixed; the customer requested the transaction be completed on this basis; and the risks of ownership have passed to the customer. Revenues recognized from these transactions were $0, $1,175 and $0, for the years ended December 31, 2001, 2000 and 1999, respectively. Accounts receivable relating to these transactions were $0 and $1,175 at December 31, 2001 and 2000, respectively.

Research and Development Costs—Costs incurred for hardware research and development are expensed as incurred. Costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized in accordance with SFAS No. 86, Computer Software To Be Sold, Leased, or Otherwise Marketed. The Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, no costs have been capitalized to date.

Stock Based Compensation—The Company accounts for employee stock plans under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees.

Income Taxes—The Company uses the asset and liability method to account for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for accounting purposes, and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in statutory tax rates is recognized in net income in the year of change. A valuation allowance is recorded for those deferred income tax assets whose recoverability is not reasonably possible.

Net Loss Per Common Share—Basic and diluted net loss per common share is presented in conformity with SFAS No. 128, Earnings Per Share, for all periods presented. Basic and diluted net loss per common share was computed on the basis of weighted–average shares outstanding.

Dilutive securities included stock options and contingent stock related to Series A redeemable convertible participating preferred stock for the years ended December 31, 2000 and 1999. For the

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

year ended December 31, 1999 only, dilutive securities also included Series B redeemable convertible participating preferred stock. Potentially dilutive securities totaling 497,636; 2,406,936; and 11,751,027 for the years ended December 31, 2001, 2000 and 1999, respectively, were excluded from historical diluted net loss per common share because of their anti–dilutive effect.

Recent Pronouncements—In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that those long-lived assets to be disposed of be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing or discontinued operations. SFAS No. 144 will be effective for the Company beginning January 1, 2002. The Company is currently assessing, but has not yet determined the impact on the financial reporting and related disclosures of the Company.

In June 2001, the FASB issued SFAS No. 141, Business Combinations. This statement supersedes APB Opinion No. 16, Business Combinations, and SFAS No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. It revises the standards for accounting treatment for business combinations by requiring the use of purchase accounting and prohibiting the use of the pooling-of-interests method for all business combinations initiated after June 30, 2001. To date, the Company has not entered into any business combinations that would be subject to this statement. Accordingly, the adoption of SFAS No. 141 did not have any impact on the financial reporting and related disclosures of the Company.

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement supersedes APB Opinion No. 17, Accounting for Intangible Assets. It revises the standards for accounting for goodwill and other intangible assets by not allowing amortization of goodwill and establishing accounting for impairment of goodwill and other intangible assets. In addition, the standard includes provisions for reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 is required to be applied starting with fiscal years beginning after December 15, 2001. To date, the Company has not entered into any business combinations and has no goodwill or intangible assets that would be subject to this statement. Accordingly, the adoption of SFAS No. 142 should not have any impact on the financial and related disclosures of the Company.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on the entity’s rights or obligations under the applicable derivative contract. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB Statement No. 133, which deferred the effective date of SFAS No. 133 until fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. The Company, to date, has not engaged in derivative or hedging activities, and accordingly the adoption of SFAS No. 133 on January 1, 2001 did not have any impact on the balance sheet of the Company.

Reclassifications—Certain prior year amounts have been reclassified to conform to the current year presentation.

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

3.    INVENTORIES

Inventories, net of allowances, consist of the following:

	December 31,
	2001	2000
Raw materials	$849	$512
Finished goods	5,032	5,955

Total	$5,881	$6,467

The allowances for inventories, principally included in finished goods, were $18.0 million and $1.7 million at December 31, 2001 and 2000, respectively.

4.    PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consist of the following:

	December 31,
	2001	2000
Leasehold improvements	$238	$114
Furniture and fixtures	626	336
Computers	2,691	2,347
Test equipment	1,987	1,804
Other	85	85

	5,627	4,686
Less accumulated depreciation	(2,763)	(1,311)

Total property and equipment, net	$2,864	$3,375

Depreciation and amortization expenses on property and equipment were $1.9 million, $0.8 million, and $0.4 million for the years ended December 31, 2001, 2000, and 1999, respectively.

5.    CAPITAL LEASES

The Company is obligated for equipment under various capital leases that expire at various dates through October 2003. The related equipment secures these leases. At December 31, 2001 and 2000, the gross amount of the equipment acquired under capital leases was $0.6 million and $0.7 million, respectively, and the related accumulated amortization was $0.3 million and $0.2 million, respectively. Amortization of assets held under capital leases is included with depreciation and amortization expense in the accompanying financial statements.

Certain assets held under capital lease were removed from service in September 2001. The total commitments of $5 and $34, short-term and long-term, respectively (net of amount representing interest of $4 and $1), are included in the restructuring accrual and long-term liabilities, other, and are not reflected in capital lease commitments.

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Future minimum capital lease payments as of December 31, 2001 were as follows:

Year ending December 31,
2002	$228
2003	78

Total minimum lease payments	306
Less amount representing interest	36

Present value of net minimum capital lease payments	270
Less current installments of obligations under capital leases	196

Obligations under capital leases, net of current installments	$74

6.    ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 31,
	2001	2000
Compensation and benefits	$617	$858
Accrued expenses	609	548
Warranty—hardware	34	329
Known product defects	76	87
Excess inventory on order	4,728	—
Restructuring expenses	534	—
Severance accruals	848	—
Other	631	519

Total	$8,077	$2,341

Accrued liabilities for restructuring expenses are related to the remaining obligations for facility consolidations, fixed asset write-offs, equipment lease write-offs, and workforce reductions (77 employees) as a result of changes in business conditions that occurred during the year ended December 31, 2001. Accrued liabilities for severance accruals are related to additional workforce reductions (16 employees) planned prior to December 31, 2001, which will be completed in the first quarter of 2002.

7.    COMMITMENTS AND CONTINGENCIES

The Company leases administrative and sales offices and certain property and equipment under noncancelable operating leases expiring through 2004. The Company subleases some of its administrative and sales office space from Nortel Networks. The leases contain renewal options and are subject to cost increases. Total rent expense under such leases for the years ended December 31,

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

2001, 2000, and 1999 were $2.2 million, $0.8 million, and $0.3 million, respectively, of which $1.0 million relates to restructuring charges expensed in 2001 for facilities that the Company no longer expects to use. At December 31, 2001, the future minimum lease payments under operating leases were as follows:

	Restructuring Leases	Related Party Leases	Other Leases	Total
2002	$498	$284	$555	$1,337
2003	254	216	469	939
2004	39	—	13	52

Total future minimum lease payments	$791	$500	$1,037	$2,328

As of December 31, 2001, the Company had a contingent liability of $1.5 million for severance pay to various employees that is contingent upon consummation of the Merger (see Note 18).

8.    INCOME TAXES

Prior to May 12, 1999, the Company, as a Division of Nortel Networks, did not file separate income tax returns. If the Company had filed separate tax returns, on a pro forma basis, due to the Company’s historical losses, the Company would not have recorded any tax benefit provisions in its statements of operations since the future realization of such losses is uncertain. In addition, all net deferred assets and liabilities, principally net operating losses, would be fully reserved by a valuation allowance. Since the Separation, significant components of the Company’s recorded net deferred tax assets and liability as of December 31, 2001 and 2000 are shown below:

	December 31,
	2001	2000
Deferred tax assets:
Deferred software license revenues	$443	$534
Net operating loss carryforwards	25,306	13,950
Inventory	8,743	785
Accrued liabilities	313	658
Restructuring expenses	317	—
Stock compensation expense	847	955
Other	8	48

Total deferred tax assets	35,977	16,930
Valuation allowance	(35,898)	(16,785)

Net deferred tax assets	79	145
Deferred tax liability:
Property and equipment	(79)	(145)

Total	$—	$—

A valuation allowance equal to 100% of the net deferred tax assets has been established because of the uncertainty of realization of the deferred tax assets due to the Company’s lack of earnings history. The valuation allowance increased $19.1 million and $10.7 million for the years ended December 31, 2001 and 2000, respectively. The Company had federal income tax net operating loss

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

carryforwards at December 31, 2001 of $25.3 million. The federal income tax loss carryforwards will begin to expire in 2019, unless previously utilized.

A reconciliation between taxes computed at the statutory income tax rate to the provision for income taxes is as follows:

	Year Ended December 31,
	2001	2000
Federal income taxes at statutory rate	$(19,038)	$(13,214)
State income taxes, net of federal tax benefit	(2,218)	(1,539)
Permanent differences:
Patent amortization	(38)	(38)
Nortel Networks options payout	1,261	3,782
Other, net	920	334
Adjustment of valuation allowances	19,113	10,675

Provision for income taxes	$—	$—

9.    REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK

Series A Redeemable Convertible Participating Preferred Stock—On May 12, 1999, the Company issued 3,876,923 shares of its Series A redeemable convertible participating preferred shares for net cash proceeds of $10.6 million plus noninterest–bearing notes receivable of $2.0 million (less discounts on such notes of $0.1 million). The notes were subsequently repaid in June 2000.

The Series A preferred stock automatically converted to 3,876,923 shares of common stock upon the completion of the Company’s initial public offering. Per the Series A Redeemable Convertible Participating Preferred Stock Purchases Agreement, the Series A preferred stockholders received in the aggregate, an additional 1,285,527 shares of common stock.

Series B Redeemable Convertible Participating Preferred Stock—On February 14, 2000, the Company issued 3,922,463 shares of Series B redeemable convertible participating preferred shares for net cash proceeds of $20.9 million.

The Series B preferred stock automatically converted to 3,922,463 shares of common stock upon the completion of the Company’s initial public offering.

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The table below shows the redeemable convertible participating preferred stock share activity for the years ended December 31, 2000 and 1999:

	Series A Preferred Stock		Series B Preferred Stock		Total
	Shares	Amount	Shares	Amount
Balance at December 31, 1998	—	$—	—	$—	$—
Issuance of Series A redeemable convertible participating preferred stock in May 1999 at cost (redemption value $12,600) less note receivable of $1,397	3,876,923	7,962	—	—	7,962
Accretion to redemption value on Series A preferred stock	—	333	—	—	333

Balance at December 31, 1999	3,876,923	8,295	—	—	8,295
Issuance of Series B redeemable participating preferred stock in February 2000 at cost (redemption value $20,903)	—	—	3,922,463	20,903	20,903
Accretion to redemption value on Series A preferred stock	—	405	—	—	405
Repayment of note receivable on Series A preferred stock	—	1,397	—	—	1,397
Conversion of Series A preferred stock in conjunction with initial public offering	(3,876,923)	(10,097)	—	—	(10,097)
Conversion of Series B preferred stock in conjunction with initial public offering	—	—	(3,922,463)	(20,903)	(20,903)

Balance at December 31, 2000	—	$—	—	$—	$—

Costs associated with the issuance of redeemable convertible participating preferred stock have been netted against the gross proceeds received, and for Series A redeemable convertible participating preferred stock, were accreted to the carrying amount through a charge to additional paid–in capital until the closing of the Company’s initial public offering on October 4, 2000.

10.    STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock—The Company is authorized to issue up to 25 million shares of preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, and liquidation preferences, as set forth in the Company’s restated certificate of incorporation.

Common Stock—The Company is authorized to issue 100 million shares of common stock $0.01 par value. The holders of common stock are entitled to one vote per share and are entitled to dividends when and if declared by the Board of Directors of the Company.

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Common Stock Reserved for Future Issuance—At December 31, 2001, common shares reserved for future issuance consisted of the following:

Stock warrants	$114,899
Shares reserved for future option exercises	885,034
Shares reserved for potential issuance under the Employee Stock Purchase Plan	461,659

Total	$1,461,592

Warrants Issued for Services—In November 1999, the Company entered into an agreement with a corporate partner in consideration of the consulting services which the partner has rendered to the Company in the past and which the partner will continue to render to the Company in the future. In addition, the Company issued a warrant to such corporate partner to purchase 12,439 shares of the common stock at a price of $2.76 per share. One–third of the warrant shares vested on the effective date of the agreement; one–third of the warrant shares vested in November 2000; and the remaining one–third of the warrant shares vested in November 2001. The warrant is exercisable for five years following the date of issuance. The estimated fair value of the vested warrant shares at the time of issuance was immaterial. The warrant is nonforfeitable and was issued for consulting services received and, if requested, to be received in the future. Termination of these warrants is contingent upon consummation of the Merger (see Note 18).

Warrants Issued for Financing—In August 2000, the Company signed agreements to borrow up to $5.0 million from Nortel Networks and up to $5.0 million from an affiliate of one of its preferred stockholders. Any amounts borrowed under such agreements, if not repaid sooner, were due February 2001. Borrowings were secured by all of the Company’s assets, bore interest at 6.0% annually, and were mandatorily payable upon the close of the Company’s initial public offering. The Company had borrowed $3.0 million under each of the above borrowing agreements. Upon the closing of its initial public offering, the Company repaid all the debt outstanding to each respective party in aggregate of $6.0 million on October 5, 2000.

Warrants that expire in three years were also issued in connection with the financing. The warrants may be exercised to acquire 102,460 shares of common stock following the Company’s initial public offering, at an exercise price of $7.32 per share. These warrants, which were fully vested when granted, were valued at approximately $0.7 million using the Black–Scholes Valuation Model with the following assumptions: no dividend yield; volatility of 62.0%; risk–free interest rate of 6.3%; and an expected life of three years. The calculated fair value of the warrants was amortized to interest expense through the date of the initial public offering using the effective interest method. Termination of these warrants is contingent upon consummation of the Merger (see Note 18).

11.    STOCK OPTIONS

On May 12, 1999, the Company adopted the Elastic Networks 1999 Stock Incentive Plan (the “Plan”), under which options to purchase common shares of the Company may be granted to employees, officers, and directors of, and consultants and advisors to, the Company. Options granted may be either incentive stock options or nonstatutory stock options and are exercisable within the times determined by the Board of Directors as specified in each option agreement. Options vest over a period of time as determined by the Board of Directors, generally three years. The Company is authorized to issue 7,661,766 shares under this Plan. Termination of these options is contingent upon consummation of the Merger (see Note 18).

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

On November 12, 2001, the Company adopted the Elastic Networks Stock Option Plan (the “Stock Option Plan”), under which options to purchase common shares of the Company may be granted to employees of the Company or of a subsidiary company. Options granted will be nonqualified stock options and are exercisable within the times determined by the Administrator of the Stock Option Plan as defined by the Board of Directors, with a maximum life defined as ten years. The Company is authorized to issue 1,000,000 shares under this plan at an exercise price of 26% of the stock’s fair market value on the date of the grant. Options vest over a period of time as determined by the Administrator, generally one year. Termination of these options is contingent upon consummation of the Merger (see Note 18).

A summary of the activity under the Plans is set forth below:

	Number of Shares	Weighted- Average Exercise Price
Balance at December 31, 1998	—	$—
Granted	4,640,877	2.07
Exercised	(1,331)	2.07
Canceled	(231,578)	2.07
Balance at December 31, 1999	4,407,968	2.07
Granted	1,586,301	4.41
Exercised	(58,611)	2.07
Canceled	(412,108)	2.48
Balance at December 31, 2000	5,523,550	2.71
Granted	3,921,050	1.24
Exercised	(156,540)	2.07
Canceled	(1,727,810)	3.16
Balance at December 31, 2001	7,560,250	1.86

A summary of the options granted at market and less than market value is set forth below:

	Year Ended December 31,
	2001	2000	1999
Option grants at less than market value on grant date:
Options granted	1,740,000	1,431,653	4,640,877
Weighted-average exercise price	$0.18	$4.39	$2.27
Option grants at market value on grant date:
Options granted	2,181,050	154,648	—
Weighted-average exercise price	$2.08	$5.07	$—

As of December 31, 2001 and 2000 there were 7,560,250 and 1,808,344 options exercisable at a weighted-average exercise price of $1.86 and $2.08, respectively.

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following table summarizes all employee options outstanding and exercisable by price and range as of December 31, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.18-0.99	1,800,300	0	$0.20	1,800,300	$0.20
1.00-2.07	4,771,645	0	1.94	4,771,645	1.94
2.08-4.53	775,793	0	3.29	775,793	3.29
4.54-6.50	4,200	0	5.69	4,200	5.69
6.51-9.30	208,312	0	8.90	208,312	8.90

During the years ended December 31, 2001, 2000, and 1999, the Company recognized $0.9 million, $3.2 million, and $0.5 million, respectively, in deferred stock compensation relating to options granted with an exercise price that was less than the estimated fair market value of the Company’s stock at the grant date.

All employee and nonemployee options were vested in December 2001 and option holders have through February 14, 2002 to exercise their vested options as a result of the merger agreement between Paradyne Networks, Inc. (“Paradyne”) and the Company (see Note 18). As a result, the Company recorded noncash stock-based compensation expense of approximately $1.6 million during the year ended December 31, 2001 in connection with the early acceleration of the stock option vesting. Termination of all option plans is contingent upon consummation of the Merger (see Note 18).

Stock-Based Compensation—The Company applies APB Opinion No. 25 and related interpretations in accounting for its employee stock–based compensation plans. Had compensation costs for the Company’s stock–based compensation plans been determined based on the fair value at the grant date for awards under the Plan, consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock–Based Compensation, the Company’s results would have been as follows:

	Year Ended December 31,
	2001	2000	1999
Net loss	$(60,911)	$(38,866)	$(20,731)
Net loss attributable to common stockholders	(60,911)	(39,271)	(21,064)
Basic and diluted net loss per common share	(1.94)	(1.94)	(1.26)

The weighted–average fair value of all options granted were estimated as of the date of grant using the Black–Scholes option–pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2001	2000	1999
Expected option life, in years	5	5	5
Risk-free interest rate	4.6%	6.3%	6.3%
Volatility	164.0%	62.0%	62.0%
Dividend yield	0.0%	0.0%	0.0%

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The estimated fair value of options is amortized to expense over the vesting period. The estimated fair value of employee stock options granted during 2001, 2000, and 1999 was $1.44, $2.69, and $1.32 per share, respectively.

Nonemployee Stock Options—During 2001, 2000, and 1999, the Company issued options to purchase 15,000, 10,000, and 461,048 shares, respectively, under the Plan in exchange for services received or to be received. The options have an exercise price of $0.82, $2.07, and $2.07 and a fair value of $0.73, $1.32, and $1.32 per option on the grant date. The weighted–average fair value was determined using the Black–Scholes Valuation Model using the same assumptions as those used for employee options. These options were fully vested by December 31, 2001. In conjunction with the issuance of these options, the Company recognized expense of $0.4 million, $1.8 million, and $42 in 2001, 2000, and 1999, respectively, based on the fair value of the options, which were fully or partially vested. Termination of these options is contingent upon consummation of the Merger (see Note 18).

Employee Stock Purchase Plan—In May 2001, the stockholders of the Company approved and adopted an Amended and Restated Employee Stock Purchase Plan (the “Plan”) under Section 423 of the Internal Revenue Code. Under the Plan, employees are entitled to purchase shares at 85% of the lower market value on January 1 or June 30 for the first half of the Plan year and 85% of the lower market value on July 1 or December 31 for the second half of the Plan year. The Company is authorized to issue 500,000 shares under the Plan. During the year ended December 31, 2001, the Company issued 38,341 shares of Common Stock at a purchase price of $1.57 per share pursuant to the Plan. Termination of the Plan is contingent upon consummation of the Merger (see Note 18).

12.    SOFTWARE LICENSE AGREEMENT

In September 1998, Nortel Networks and a nonaffiliated investor (the “Licensee”) signed a Cooperative Development and License Agreement. The agreement was subsequently assigned by Nortel Networks to the Company. Under the terms of the agreement, the Licensee agreed to pay $4.5 million for a license of certain of the Company’s technology and for development of some additional agreed–upon technology. The payment terms provided for $1.0 million to be paid within 30 days of the signing of the agreement and for additional payments to be made within 30 days of the completion by the Company of certain technology. The Company received $1.0 million in October 1998 and $1.5 million in December 1998 from the Licensee as payments under this agreement. Such amounts have been reflected as deferred software license revenue and are being amortized on a straight–line basis over the remaining term of the agreement, which ends in 2002. As of December 31, 2001 and 2000, the Company had deferred software license revenues of $0.7 million and $1.1 million, respectively.

In May 1999, the agreement was amended to provide for the termination of the original agreement in the event that the Company and the Licensee could not agree to the final terms and completion dates of the additional technology to be developed under the term of the original agreement.

In May 1999, the Company issued 615,385 shares of Series A redeemable convertible participating preferred stock to the Licensee for cash of $6 plus noninterest-bearing notes receivable of $1.9 million, net of discounts on such notes of $0.1 million.

The Cooperative Development and License Agreement was amended, effective April 5, 2000, to provide for the granting of a license by the Company to the Licensee for certain technology that was developed under the terms of the agreement. Accordingly, the Licensee agreed to pay the notes and on June 16, 2000, the Company received cash of $2.0 million in full payment of the notes.

ELASTIC NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

13.    SEGMENT INFORMATION

The Company operates in one reportable business segment, to develop technology and products to provide high-speed access over copper wire infrastructure.

Geographic Information —The Company’s headquarters and its operations are located in the United States. The Company’s research and development activities are conducted in the United States. The Company conducts its sales, marketing, and customer service activities throughout the world including a Company location in Hong Kong, China. Geographic long-lived assets information is based on the physical location of the assets at the end of each period. Geographic revenue information is based on the location of the end customer.

Identifiable long-lived assets (principally property and equipment) by geographic areas:

	December 31,
	2001	2000
Long-lived assets—United States	$2,544	$3,375
Long-lived assets—Hong Kong, China	320	—

Revenues by geographic region are as follows:

	Year Ended December 31,
	2001	2000	1999
Revenues
United States	$21,781	$29,336	$7,267
Canada	443	1,924	126
Asia	1,820	8,730	799
Other	294	162	23

Total Revenues	$24,338	$40,152	$8,215

14.    RELATED PARTY TRANSACTIONS

The following tables summarize related party transactions:

	Year Ended December 31,
	2001	2000	1999
Sales to Nortel Networks	$13,571	$4,765	$3,267
Purchases from Nortel Networks	—	—	6,172

	December 31,
	2001	2000
Payables to Nortel Networks	$194	$360
Receivables from Nortel Networks	—	1,082

15.    ROYALTY AND AGENCY FEE OBLIGATIONS

On May 12, 1999, the Company obtained ownership rights in certain intellectual property belonging to Nortel Networks. Nortel Networks gave the Company several exclusive and nonexclusive worldwide licenses under the Intellectual Property Transfer and License Agreement (the “Agreement”) for the purpose of designing, developing, using, manufacturing, and distributing licensed technical information, patents, products, technology, trademarks, software, and third-party software. Such license also includes the right to have licensed products and software made by another manufacturer for the use, lease, or sale by the Company. The patent license granted to the Company also includes the right to grant sublicenses to third parties within the scope of the license granted.

The provisions of the Agreement also provided for the Company to pay to Nortel Networks: (a) a royalty of 2.5% of net end-user revenues for the term of this Agreement; (b) a royalty of 2.5% of net distributor revenues for the term of this Agreement; and (c) 5.0% of net sublicensing revenues for the term of this Agreement. The royalty payments were due 30 days after each quarter-end. The royalty and reporting obligations set out in this Agreement were payable by the Company until the completion of its initial public offering. Subsequent to the completion of its initial public offering, the Company had no further royalty obligations to Nortel Networks. For 2000 and 1999, the royalty based on 2.5% of net sales was approximately $0.4 million and $0.1 million, respectively.

In September 2000, the Company entered into a distribution agreement with Nortel Networks whereby the Company pays an agency fee of 7.5% of sales to specified customers. For 2001 and 2000, the agency fee was approximately $0.4 million and $0, respectively. This agreement was terminated on December 31, 2001 in conjunction with the Company’s merger agreement with Paradyne (see Note 18).

16.    COMPENSATION ARRANGEMENTS

In fulfillment of compensation arrangements between Nortel Networks and some of the Company’s employees relating to their prior employment with Nortel Networks, Nortel Networks agreed to pay these employees, if they are still working for the Company at the time of payment, an aggregate of approximately $13.3 million in cash. On October 21, 2000, the employees received a payment from Nortel Networks of $8.9 million. Nortel Networks made an additional payment of approximately $4.4 million on November 2, 2001. In connection with these arrangements, the Company recorded compensation expense in 2001 and 2000 of $3.3 million and $10.0 million, respectively. The Company recorded capital contributions from Nortel Networks in equivalent amounts.

17.    COMPREHENSIVE INCOME (LOSS)

The component of comprehensive income (loss) net of tax is listed below:

	2001	2000	1999
Net loss	$(55,995)	$(38,866)	$(20,371)
Other comprehensive income:
Unrealized gains on investments	52	—	—

Comprehensive loss	$(55,943)	$(38,866)	$(20,371)

18.    PROPOSED MERGER WITH PARADYNE NETWORKS, INC.

On December 27, 2001, the Company and Paradyne announced that a definitive merger agreement was approved by both Boards of Directors, subject to regulatory approval and affirmative stockholders’ vote by both companies. Under the terms of the agreement, Company stockholders will receive a calculated fraction of a newly issued Paradyne share for each outstanding share of the Company common stock. The transaction will be accounted for as a purchase. Subject to regulatory and stockholder approvals and customary closing conditions, the transaction is expected to close in the first quarter of 2002.

(b)  Pro Forma Financial Information

The following pro forma financial statements are filed herewith:

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2001.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2001.

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 5, 2002 Paradyne acquired 100% of the capital stock of Elastic Networks in exchange for 7,623,875 shares of its common stock. Using an average market value of $3.77 per share (using the average of the closing prices during the 7 trading days surrounding the December 27, 2001 announcement of the acquisition), the purchase price was approximately $28.7 million. The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2001 gives pro forma effect to Paradyne’s acquisition of the capital stock of Elastic Networks as if it had occurred as of December 31, 2001. In addition, the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2001 gives pro forma effect to the acquisition as if it had occurred on January 1, 2001.

Paradyne accounts for this acquisition under the purchase method of accounting. The total cost (including related fees and expenses) of key operating assets acquired is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price over net asset valuation being recorded as goodwill.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are not necessarily indicative of our results of operations or financial position had the transaction occurred on the date indicated, nor are they necessarily indicative of the results of operations that may be expected to occur in the future. Furthermore, the unaudited pro forma condensed combined financial statements are based on available information and assumptions that Paradyne believes are reasonable and should be read in conjunction with Paradyne’s historical audited financial statements for the year ended December 31, 2001 and the accompanying notes thereto from which the unaudited pro forma condensed combined financial statements presented are derived.

PARADYNE NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2001
(In thousands)

	Paradyne Networks, Inc. December 31, 2001	Elastic Networks, Inc. December 31, 2001	Pro Forma Accounting Adjustments(a)		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,866	$7,279	$—		$45,145
Short-term investments		10,135			10,135
Restricted cash		7,892			7,892
Accounts receivables, net	15,489	3,303			18,792
Income tax receivables	72	—			72
Inventories, net	17,386	5,881			23,267
Prepaid and other current assets	1,493	1,083			2,576

Total current assets	72,306	35,573	—		107,879
Property plant and equipment, net	13,135	2,864	(992	)(1)	15,007
Other assets and intangible assets	638	237	13,163	(2)	14,038

Total assets	$86,079	$38,674	$12,171		$136,924

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILTIES:
Accounts payable and accured liabilities	$11,239	$11,456	$(617	)(3)	$22,078
Current portion of debt	484	196	—		680
Payroll and benefit related liabilities	6,774		617	(3)	7,391
Other current liabilities	5,941	721	3,67	0(4)	10,332
					—

Total current liabilities	24,438	12,373	3,670		40,481

Long term liabilities	444	375	—		819

Total liabilities	24,882	12,748	3,670		41,300

Stockholders’ equity	61,197	25,926	8,501	(5)	95,624

Total liabilities and stockholders’ equity	$86,079	$38,674	$12,171		$136,924

See accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(IN THOUSANDS, EXCEPT PER SHARE DATA)

(a)
Represents the pro forma impact of Paradyne’s acquisition of Elastic Networks by exchanging stock having a value of $28,742, and Paradyne’s allocation of purchase price in accordance with the purchase method of accounting.

(1)
Represents the write-down of the carrying value of Elastic Networks’s property, plant and equipment to fair value including research and development ($327) and facilities ($665), based on the Company’s estimates.

(2)	Represents excess purchase price (including approximately $1,400 of acquisition costs) over the fair value of the net assets acquired and $2,830 of purchased research and development.

(3)
For purposes of the unaudited pro forma condensed combined financial statements, an amount of $617, relating to Elastic Network’s accrued payroll and benefit liabilities, was reclassified from accrued liabilities to conform with Paradyne’s presentation.

(4)	Represents pro forma adjustments that mostly includes employee severance ($2,300), surplus leases ($933), employee relocation ($400) and other accrued liabilities ($37).

(5)
Represents (i) the net elimination of Elastic Network’s historical stockholders’ equity, (ii) the net effect of purchase accounting adjustments and (iii) the issuance by Paradyne of 7,624 common shares based on the Paradyne stock price of $3.77 per share.

PARADYNE NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2001
(In thousands, except per share data)

	Paradyne Networks, Inc. December 31, 2001	Elastic Networks, Inc. December 31, 2001	Pro Forma Accounting Adjustments(a)		Pro Forma Combined
Revenues:
Sales	$142,008	$24,338			$166,346
Services	4,425				4,425
Royalties	272				272

Total revenues	146,705	24,338			171,043
Total cost of sales	98,467	43,862			142,329

Gross margin (loss)	48,238	(19,524)			28,714

Operating expenses:
Research and development (b)	25,128	12,190	(668	)(1)(4)	36,650
Selling, general and administrative	37,307	26,278	(7,016	)(2)(4)	56,569
Amortization of deferred stock compensation and intangible assets	913		6,752	(4)	7.665
Impairment of intangible asset	5,761				5,669
Restructuring charges	3,807		1,862	(3)(4)

Total operating expenses	72,916	38,468	930		112,314

Operating loss	(24,678)	(57,992)	(930)		(83,600)

Other (income) expenses:
Interest, net	(743)				(743)
Other, net	(321)	(1,997)	0		(2,318)

Loss before provision for income tax	(23,614)	(55,995)	(930)		(80,539)
Provision (benefit) for income tax	0	0			0

Net loss	$(23,614)	$(55,995)	$(930)		$(80,539)

Average shares outstanding
Basic	32,879		7,624		40,503
Diluted	32,879		7,624		40,503

Loss per common share
Basic	$(0.72)				$(1.99)
Diluted	$(0.72)				$(1.99)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (IN THOUSANDS)

(a)
Represents the pro forma impact of Paradyne’s acquisition of Elastic Networks by exchanging stock having a value of $28,742, and Paradyne’s allocation of purchase price in accordance with the purchase method of accounting.

(b)	No pro forma adjustment has been made for purchased research and development of $2.8 million because this is a non-recurring adjustment.

(1)	Represents a decrease in depreciation expenses of $82 related to research and development assets written down to fair value.

(2)	Represents a decrease in depreciation expense of $140 related to leasehold improvements and facility related fixed assets written down to fair market value.

(3)
Represents a full year of amortization of intangible assets of $1,152 (purchased technology and customer relationships) excluding goodwill. Goodwill resulting from the acquisition is not amortized in accordance with the provisions of FAS 142.

(4)
For purposes of the unaudited Pro forma condensed combined financial information, an amount of $5,600 relating to amortization of deferred stock compensation was reclassified from selling, General and administrative to amortization of deferred stock compensation and intangible assets to conform with Paradyne’s presentation. Additionally, Elastic Networks’ restructuring charges in the amounts of $586 and $1,276 were reclassified from research and development and selling, general and administrative, respectively, to restructuring charges.

(c)  Exhibits

The following exhibits were filed with the Paradyne’s Current Report on Form 8-K dated March 5, 2002 (filed on March 19, 2002) or are filed herewith:

Exhibit No.	Description

2.1
Agreement and Plan of Merger dated as of December 27, 2001, as amended on January 4, 2002, by and among Paradyne Networks, Inc., Phoenix Merger Sub, Inc. and Elastic Networks Inc. (filed as Annex A to the Joint Proxy Statement-Prospectus filed part of the Registrant’s Form S-4 Registration Statement (No. 333-76814) filed January 16, 2002 and amended January 30, 2002, and incorporated herein by reference)

23.1	Consent of Deloitte & Touche LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARADYNE NETWORKS, INC.

/s/ PATRICK M. MURPHY
Patrick M. Murphy Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Date: May 20, 2002

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger dated as of December 27, 2001, as amended on January 4, 2002, by and among Paradyne Networks, Inc., Phoenix Merger Sub, Inc. and Elastic Networks Inc. (filed as Annex A to the Joint Proxy Statement-Prospectus filed part of the Registrant’s Form S-4 Registration Statement (No. 333-76814) filed January 16, 2002 and amended January 30, 2002, and incorporated herein by reference)

23.1	Consent of Deloitte & Touche LLP